FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-195164-01

THIS FREE WRITING PROSPECTUS, DATED SEPTEMBER 5, 2014, MAY BE AMENDED OR
COMPLETED PRIOR TO TIME OF SALE.

The depositor has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-195164) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling 1-800-745-2063 (8 a.m. – 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

SUPPLEMENT TO FREE WRITING PROSPECTUS AND STRUCTURAL AND
COLLATERAL TERM SHEET, EACH DATED AUGUST 29, 2014

$1,266,319,000
(Approximate)

WFRBS Commercial Mortgage Trust 2014-C22
as Issuing Entity

Wells Fargo Commercial Mortgage Securities, Inc.
as Depositor

Wells Fargo Bank, National Association
The Royal Bank of Scotland
Rialto Mortgage Finance, LLC
Liberty Island Group I LLC
NCB, FSB
C-III Commercial Mortgage LLC
Basis Real Estate Capital II, LLC
Walker & Dunlop Commercial Property Funding I WF, LLC
as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates
Series 2014-C22

September 5, 2014

WELLS FARGO SECURITIES	RBS

Co-Lead Manager and Co-Bookrunner	Co-Lead Manager and Co-Bookrunner

Deutsche Bank Securities
Co-Manager

$1,266,319,000 (Approximate)
WFRBS Commercial Mortgage Trust 2014-C22
Commercial Mortgage Pass-Through Certificates, Series 2014-C22

IMPORTANT NOTICE REGARDING THE CERTIFICATES

THE CERTIFICATES REFERRED TO IN THESE MATERIALS ARE SUBJECT TO MODIFICATION OR REVISION (INCLUDING THE POSSIBILITY THAT ONE OR MORE CLASSES OF CERTIFICATES MAY BE SPLIT, COMBINED OR ELIMINATED AT ANY TIME PRIOR TO ISSUANCE OR AVAILABILITY OF A FINAL PROSPECTUS SUPPLEMENT) AND ARE OFFERED ON A “WHEN, AS AND IF ISSUED” BASIS. PROSPECTIVE INVESTORS SHOULD UNDERSTAND THAT, WHEN CONSIDERING THE PURCHASE OF THESE SECURITIES, A CONTRACT OF SALE WILL COME INTO BEING NO SOONER THAN THE DATE ON WHICH THE RELEVANT CLASS OF CERTIFICATES HAS BEEN PRICED AND THE UNDERWRITERS HAVE CONFIRMED THE ALLOCATION OF CERTIFICATES TO BE MADE TO INVESTORS; ANY “INDICATIONS OF INTEREST” EXPRESSED BY ANY PROSPECTIVE INVESTOR, AND ANY “SOFT CIRCLES” GENERATED BY THE UNDERWRITERS, WILL NOT CREATE BINDING CONTRACTUAL OBLIGATIONS FOR SUCH PROSPECTIVE INVESTORS, ON THE ONE HAND, OR THE UNDERWRITERS, THE DEPOSITOR OR ANY OF THEIR RESPECTIVE AGENTS OR AFFILIATES, ON THE OTHER HAND.

AS A RESULT OF THE FOREGOING, A PROSPECTIVE INVESTOR MAY COMMIT TO PURCHASE CERTIFICATES THAT HAVE CHARACTERISTICS THAT MAY CHANGE, AND EACH PROSPECTIVE INVESTOR IS ADVISED THAT ALL OR A PORTION OF THE CERTIFICATES REFERRED TO IN THESE MATERIALS MAY BE ISSUED WITHOUT ALL OR CERTAIN OF THE CHARACTERISTICS DESCRIBED IN THESE MATERIALS. THE UNDERWRITERS’ OBLIGATION TO SELL CERTIFICATES TO ANY PROSPECTIVE INVESTOR IS CONDITIONED ON THE CERTIFICATES AND THE TRANSACTION HAVING THE CHARACTERISTICS DESCRIBED IN THESE MATERIALS. IF THE UNDERWRITERS DETERMINE THAT A CONDITION IS NOT SATISFIED IN ANY MATERIAL RESPECT, SUCH PROSPECTIVE INVESTOR WILL BE NOTIFIED, AND NEITHER THE DEPOSITOR NOR THE UNDERWRITERS WILL HAVE ANY OBLIGATION TO SUCH PROSPECTIVE INVESTOR TO DELIVER ANY PORTION OF THE CERTIFICATES WHICH SUCH PROSPECTIVE INVESTOR HAS COMMITTED TO PURCHASE, AND THERE WILL BE NO LIABILITY BETWEEN THE UNDERWRITERS, THE DEPOSITOR OR ANY OF THEIR RESPECTIVE AGENTS OR AFFILIATES, ON THE ONE HAND, AND SUCH PROSPECTIVE INVESTOR, ON THE OTHER HAND, AS A CONSEQUENCE OF THE NON-DELIVERY.

EACH PROSPECTIVE INVESTOR HAS REQUESTED THAT THE UNDERWRITERS PROVIDE TO SUCH PROSPECTIVE INVESTOR INFORMATION IN CONNECTION WITH SUCH PROSPECTIVE INVESTOR’S CONSIDERATION OF THE PURCHASE OF THE CERTIFICATES DESCRIBED IN THESE MATERIALS. THESE MATERIALS ARE BEING PROVIDED TO EACH PROSPECTIVE INVESTOR FOR INFORMATIVE PURPOSES ONLY IN RESPONSE TO SUCH PROSPECTIVE INVESTOR’S SPECIFIC REQUEST. THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR AFFILIATES OR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY SECURITY OR CONTRACT DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED HEREIN SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR AND WILL BE SUPERSEDED BY INFORMATION DELIVERED TO SUCH PROSPECTIVE INVESTOR PRIOR TO THE TIME OF SALE.

Wells Fargo Securities is the trade name for the capital markets and investment banking services of Wells Fargo & Company and its subsidiaries, including but not limited to Wells Fargo Securities, LLC, a member of NYSE, FINRA, NFA and SIPC, Wells Fargo Institutional Securities, LLC, a member of FINRA and SIPC, Wells Fargo Prime Services, LLC, a member of FINRA, NFA and SIPC, and Wells Fargo Bank, N.A. Wells Fargo Securities, LLC carries and provides clearing services for Wells Fargo Institutional Securities, LLC customer accounts. Wells Fargo Securities, LLC, Wells Fargo Institutional Securities, LLC, and Wells Fargo Prime Services, LLC are distinct entities from affiliated banks and thrifts.

RBS is a trade name for the investment banking business of RBSSI.  Securities, syndicated loan arranging, financial advisory and other investment banking activities are performed by RBSSI and their securities affiliates. Lending, derivatives and other commercial banking activities are performed by The Royal Bank of Scotland plc and their banking affiliates. RBSSI is a member of SIPC, FINRA and the NYSE.

THE INFORMATION IN THIS SUPPLEMENT IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

i

$1,266,319,000 (Approximate)
WFRBS Commercial Mortgage Trust 2014-C22
Commercial Mortgage Pass-Through Certificates, Series 2014-C22

IMPORTANT NOTICE RELATING TO AUTOMATICALLY-GENERATED EMAIL DISCLAIMERS

Any legends, disclaimers or other notices that may appear at the bottom of any email communication to which this Supplement is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential, are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

THE INFORMATION IN THIS SUPPLEMENT IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

ii

$1,266,319,000 (Approximate)
WFRBS Commercial Mortgage Trust 2014-C22
Commercial Mortgage Pass-Through Certificates, Series 2014-C22

The Free Writing Prospectus dated August 29, 2014 (the “Free Writing Prospectus”) and the Structural and Collateral Term Sheet dated August 29, 2014 (the “Term Sheet”) are hereby updated as set forth below.  The information in this supplement dated September 5, 2014 (the “Supplement”) supersedes any contradictory information in the Free Writing Prospectus and the Term Sheet.  Defined terms used in this Supplement but not defined herein have the meanings given to them in the Free Writing Prospectus.  In all other respects, except as modified below, the Free Writing Prospectus and Term Sheet remain unmodified.

Structural Update

1.         Class PEX, A-S, B and C Certificates.

The Class PEX Certificates are no longer being offered. References to the Class PEX Certificates in the Term Sheet and Free Writing Prospectus should be disregarded.

Furthermore, the Class A-S, B and C Regular Interests will not be issued. References to the Class A-S, B and C Regular Interests in the Term Sheet and the Free Writing Prospectus should be read as references to the Class A-S, B and C Certificates. The Class A-S, B and C Certificates will evidence the ownership of regular interests in, and will generally be treated as debt obligations of, REMIC III.

2.         Class X-Y Strip Rate; Calculation of WAC Rate.

The Class X-Y Strip Rate for each Designated NCB Mortgage Loan for any distribution date will be equal to 0.20% per annum multiplied by a fraction, expressed as a percentage, the numerator of which is the number of days in the corresponding mortgage loan accrual period, and the denominator of which is 30.  The pass-through rate for the Class X-Y certificates for any distribution date will be a per annum rate equal to 0.20%, adjusted as necessary for a 30/360 basis.  For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date (which is sometimes referred to as the “WAC Rate”), the mortgage interest rates will be adjusted as necessary to a 30/360 basis and, in the case of certain designated mortgage loans being sold to the trust by NCB, FSB (which are sometimes referred to as the “Designated NCB Mortgage Loans”), will be net of a rate equal to 0.20% per annum, adjusted as necessary to a 30/360 basis.

Accordingly, all references to “[0.20]%” in the Term Sheet and the Free Writing Prospectus are revised to remove the brackets therein.

Other Updates

3.         Affiliations and Certain Relationships Among Certain Transaction Parties.

The following sentence is inserted both (i) immediately prior to the final paragraph on page 19 of the Free Writing Prospectus and (ii) immediately prior to the fourth paragraph on page 274 of the Free Writing Prospectus:

Walker & Dunlop Commercial Property Funding I WF, LLC, a sponsor and a mortgage loan seller, is an affiliate of CWCapital Asset Management LLC, an initial special servicer under the pooling and servicing agreement.

4.         Conflicts of Interest.

The risk factor captioned “If any Master Servicer or any Special Servicer Purchases Certificates or Has Investments Related to a Borrower or Other Person, a Conflict of Interest May Arise Between Its Own Interests and Its Duties to the Trust Fund” beginning on page 71 of the Free Writing Prospectus is re-captioned as “If any Master Servicer or any Special Servicer Purchases Certificates or Has Investments Related to or Affiliated with a Borrower or Other Person, a Conflict of Interest May Arise Between Its Own Interests and Its Duties to the

THE INFORMATION IN THIS SUPPLEMENT IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

1

$1,266,319,000 (Approximate)
WFRBS Commercial Mortgage Trust 2014-C22
Commercial Mortgage Pass-Through Certificates, Series 2014-C22

Trust Fund”.  All references to such risk factor in the Free Writing Prospectus are revised accordingly.

Moreover, the following two sentences are inserted immediately following the second sentence of the third full paragraph on page 72 of the Free Writing Prospectus:

Furthermore, Walker & Dunlop Commercial Property Funding I WF, LLC, a sponsor and a mortgage loan seller, is an affiliate of CWCapital Asset Management LLC, one of the initial special servicers under the pooling and servicing agreement.  Similarly, then, under those circumstances, because it is affiliated with a mortgage loan seller, CWCapital Asset Management LLC may have interests that conflict with the interests of the holders of the certificates.

THE INFORMATION IN THIS SUPPLEMENT IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

2